Exhibit 21.1

List of Subsidiaries of Registrant

Anemos Maritime Holdings Inc.

Achilles Shipping Corporation

Aegean Shipping Corporation

Alegria Shipping Corporation

Apollon Shipping Corporation

Arc Shipping Corporation

Corporación Navios Sociedad Anonima

Felicity Shipping Corporation

Galaxy Shipping Corporation

Gemini Shipping Corporation

Herakles Shipping Corporation

Hestia Shipping Ltd.

Hios Shipping Corporation

Horizon Shipping Enterprises Corporation

Hyperion Enterprises Inc.

Ionian Shipping Corporation

Kleimar N.V.

Kypros Shipping Corporation

Libra Shipping Enterprises Corporation

Magellan Shipping Corporation

Meridian Shipping Enterprises Inc.

Mercator Shipping Corporation

NAV Holdings Limited

Navimax Corporation

Navios Corporation

Navios Handybulk Inc.

Navios International Inc.

Navios ShipManagement Inc.

Star Maritime Enterprises Corporation

White Narcissus Marine S.A.

Bulkinvest S.A.